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                                                                   EXHIBIT 1(c)

                     PROVIDENT MUTUAL LIFE INSURANCE COMPANY

                              Investment Committee

                                   RESOLUTION
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WHEREAS, on June 7, 1993 Provident Mutual Life Insurance Company (the "Company")
established a separate account pursuant to the provisions of Section 406.2 of the Pennsylvania Insurance Code designated as the "Provident Mutual Variable Separate Account" (the "Account") for use in conjunction with certain variable life insurance policies (the "Policies"); and

WHEREAS, on that same date the Company also established several investment subaccounts with authority expressly reserved for the addition of, removal of, or substitution of any investment subaccount of the Account as may be deemed necessary or appropriate;

NOW, THEREFORE, BE IT RESOLVED, that the following investment subaccounts are hereby established within the Account: the ALL-PRO LARGE CAP VALUE SUBACCOUNT, the ALL-PRO SMALL CAP VALUE SUBACCOUNT, the ALL-PRO LARGE CAP GROWTH SUBACCOUNT, the ALL-PRO SMALL CAP GROWTH SUBACCOUNT, the NEUBERGER & BERMAN PARTNERS SUBACCOUNT and the VAN ECK WORLDWIDE REAL ESTATE INVESTMENT TRUST SUBACCOUNT (the "Subaccounts")

FURTHER RESOLVED, that the portion of the assets of the Account and the Subaccounts equal to the reserves and other contract liabilities with respect to the Account and the Subaccounts shall not be chargeable with liabilities arising out of any other business the Company may conduct; and

FURTHER RESOLVED, that the income, gains and losses, realized or unrealized, from assets allocated to the Account or the Subaccounts shall, in accordance with the Policies, be credited to or charged against such Account or Subaccounts without regard to other income, gains or losses of the Company; and

FURTHER RESOLVED, that the President or a Vice President are hereby authorized to take all necessary and appropriate action to effectuate the use of the Subaccount, to adopt Rules and Regulations for the administration of the Subaccounts, and to execute any and all agreements, including but not limited to, an agreement with the Market Street Fund, Inc,. for the provision of services with the Subaccounts.